Exhibit 5.1

March 1, 2023

Columbia Banking System, Inc.,

1301 “A” Street,

Tacoma, Washington 98402.

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933 (the “Act”) of 1,765,053 shares of no par value common stock (the “Securities”) of Columbia Banking System, Inc., a Washington corporation (the “Company”), issuable upon exercise and settlement, as applicable, of equity awards previously granted under the Umpqua Holdings Corporation 2013 Incentive Plan and the Sterling Financial Corporation 2010 Long-Term Incentive Plan (collectively, the “Umpqua Stock Plans”), which convert into equity awards of the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of October 11, 2021, by and among the Company, Umpqua Holdings Corporation, an Oregon corporation and Cascade Merger Sub, Inc., a Delaware corporation, as amended on January 9, 2023 (the “Merger Agreement”), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

For the purposes of this opinion, I have assumed that the Securities that may be issued pursuant to the Umpqua Stock Plans will continue to be duly authorized on the dates of such issuance.

Upon the basis of such examination, it is my opinion that, when the registration statement on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s amended and restated certificate of incorporation, as amended, and the Umpqua Stock Plans so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Umpqua Stock Plans, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Washington, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in the law that occur, that could affect the opinions contained herein. This opinion is provided for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kumi Yamamoto Baruffi